Exhibit 107.1

Calculation of Filing Fee Tables

S-8

(Form Type)

INCYTE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $.001 par value per share	Rule 457(h)(1)	750,000 shares	$52.836	$39,627,000.00	$0.0001102	$4,366.90
Total Offering Amounts					$39,627,000.00		$4,366.90
Total Fee Offsets							N/A
Net Fee Due							$4,366.90

(1)	Calculated pursuant to General Instruction E to Form S-8.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low sales prices of the Registrant’s Common Stock on The Nasdaq Stock Market on June 26, 2023, multiplied by 85%, which is the percentage of the trading price applicable to purchases under the Registrant’s Employee Stock Purchase Plan.
(3)	The Registrant is not relying on Rule 457(p) under the Securities Act to offset any of the filing fee due with respect to the Registration Statement to which this exhibit relates and, accordingly, Table 2 has been omitted.